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                                                                   EXHIBIT 10.18

May 20, 2003


Pamela Knox
34 Greenway Terrace
Forest Hills, NY 11375

RE: EMPLOYMENT TERMS

Dear Pamela:

On behalf of RedEnvelope ("Company"), I am very pleased to offer you the position of Senior Vice President of Marketing on the following terms.

You will report directly to the Chief Executive Officer, and will work in our San Francisco office. The position of Senior Vice President of Marketing is exempt from any overtime pay. Your primary duties in this position will be to:
(1) provide leadership in developing and implementing marketing strategies which enhance the RedEnvelope brand, (2) manage all marketing and advertising investment in order to achieve growth and profitability targets, and (3) direct budgeting and tactical planning for the Marketing, Web Store and Customer Service areas. You will also be responsible for any other projects or assignments as directed by the CEO. At all times during employment with the Company, you will devote your full energies, abilities and productive business time to the performance of your job for the Company and will not engage in any activity that would in any way interfere or conflict with the full performance of any of your duties for the Company.

You will receive a salary of $9,615.39 on a bi-weekly basis ($250,000 annualized), less applicable payroll deductions and all required withholdings, in accordance with the Company's regular payroll practices.

The Company also agrees to pay for regular relocation expenses from Forest Hills, New York to San Francisco, California. In addition, the Company agrees to pay for temporary housing for up to 60 days.

Commencing the month following your start date and while employed as a full-time employee on the regular payroll of the Company, you will be eligible to participate in the Company's standard benefits package. You will also be eligible for the Company's standard PTO and holiday benefits. According to the Company PTO policy, you will be eligible for 20 PTO days, plus 3 Float Days and 7 Holidays. After three years of service, the PTO allowance will increase to 22 days. The Company may modify or cancel benefits from time to time, as it deems appropriate in its sole discretion.
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Pamela Knox
May 20, 2003
Page 2

In addition, after hiring, we will recommend that the Board of Directors of the Company ("Board") grant you an option to purchase 625,000 shares of the Company's common stock. The specific characteristics, terms and conditions of the options mentioned above, including the strike price and applicable vesting schedule, will be set forth in the option plan and grant documentation to follow after approval by the Board at the time of your start date. However, it has been agreed that 125,000 shares will vest immediately upon start date. Twenty-five percent (25%) of the remaining 500,000 shares shall vest on the one
(1) year anniversary of the Vesting Commencement Date (start date) and the balance of the shares will vest in equal, successive monthly installments over the following 3-year period thereafter. Vesting will, of course, depend on your continued employment with the Company.

Your employment with the company is for no specified duration and may be terminated either by you or the Company at any time and for any reason whatsoever, with or without cause or advance notice. The Company also retains the right to make all other decisions concerning your employment (e.g., changes to your position, title, level, responsibilities, compensation, job duties, reporting structure, work location, work schedule, goals or any other managerial decisions) at any time, with or without cause or advance notice, as it deems appropriate in its sole discretion. This at-will employment relationship cannot be changed except in writing signed by you and the Company's Chief Executive Officer. If the Company terminates your employment without cause, in exchange for you signing a general release of any and all claims, the Company will pay you severance in the total amount of $125,000, less applicable payroll deductions and all required withholdings. This severance amount will be paid in biweekly installments, less applicable payroll deductions and all required withholdings, in accordance with the Company's regular payroll schedule, during the six calendar months following the termination of your employment. In addition to this payment, your existing coverage under the Company's group health plan (and, if applicable, the existing group health coverage for your eligible dependents) will continue for the six calendar months following the termination of your employment.

Your employment with the Company pursuant to this offer is contingent on you signing the Company's standard employee confidentiality and invention assignment agreement (attached) prior to your start date, providing satisfactory proof of your right to work in the United States as required by law, and on the Company's verification of your qualifications, background, experience and references. If employed, you will comply at all times with all Company policies, rules and procedures as they may be established, stated and/or modified from time to time at the Company's sole discretion.

Prior to your first day of work with the Company, you will have previously returned any confidential, proprietary or trade secret information belonging to any prior employer and will not use such information in your employment with the Company. You will also strictly adhere to the terms of any lawful restrictive covenants entered into between you any prior employers.

Except as specified below, to the fullest extent allowed by Law, any and all disputes, claims or controversies of any kind arising out of or related in any way to hiring, employment or the


Pamela Knox Offer



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Pamela Knox
May 20, 2003
Page 3

termination of employment with the Company (including without limitation any statutory or common law claims against the Company or any of its agents or employees) shall be fully and finally resolved through binding arbitration, between a neutral arbitrator, pursuant to the California Arbitration Act, California Code of Civil Procedure section 1280, et seq. You and the Company therefore waive any right to a jury trial on any such claims or matters. Any arbitration between the parties will be conducted before the American Arbitration Association ("AAA") in San Francisco, California, under the AAA's then existing national rules for the resolution of employment disputes, as modified in any respect necessary to comply with the requirements of California Law for enforcement of arbitration agreements regarding employment-related disputes. This arbitration provision shall not apply to any claims for injunctive or other similar equitable relief. Before commencing any arbitration proceedings, any dispute between you and the Company or any of its agents or employees shall first be submitted, in writing to the Company's Human Resource Officer (or if none, to the head of Finance & Accounting) for a good faith attempt at resolution.

This letter sets forth the entire agreement between you and the Company on the terms of your employment with the Company and supersedes any prior representations, understandings, promises or agreements, whether oral or written, by anyone regarding employment with the Company. The employment terms in this letter may only be modified in writing signed by both you and the Company's Chief Executive Officer.

If you wish to accept employment with the Company under the terms described above, please sign and date this letter and return it to me by 5:00 p.m. PST on May 21, 2003. If you accept our offer, we would like you to start with us on May 30, 2003 or as soon thereafter as possible.

Pamela, we are excited for you to join our team, and look forward to working with you.

Sincerely,

RedEnvelope, Inc.


By: _____________________________________

Title: __________________________________



ACCEPTED AND AGREED:

PAMELA KNOX



________________________________________     ______________________
Signature                                    Date


Pamela Knox Offer